                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                              RASTER GRAPHICS, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   0007539071
------------------------------------------------------------------------------
                                 (CUSIP Number)


*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

                         (CONTINUED ON FOLLOWING PAGES)

                              Page 1 of 17 Pages
                      Exhibit Index Contained on Page 14

CUSIP NO. 0007539071                 13G                     Page 2 of 17 Pages

 1     NAME OF REPORTING PERSON
       SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kleiner Perkins Caufield & Byers IV, a California
            Limited Partnership ("KPCB IV")
            94-3001663

 2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3     SEC USE ONLY


 4     CITIZENSHIP OR PLACE OF ORGANIZATION
          California Limited Partnership


                              5    SOLE VOTING POWER
          NUMBER OF                                                       - 0 -
           SHARES
            EACH              6    SHARED VOTING POWER
        BENEFICIALLY                                                    169,840
           OWNED BY
          REPORTING           7    SOLE DISPOSITIVE POWER
           PERSON                                                         - 0 -
            WITH

                              8    SHARED DISPOSITIVE POWER
                                                                        169,840

 9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
       REPORTING PERSON
                                                                        169,840
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                             / /

 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.8%

 12    TYPE OF REPORTING PERSON*
                                                                             PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 3 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           KPCB IV Associates, a California Limited Partnership
           94-3001662

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         California Limited Partnership


                              5   SOLE VOTING POWER
          NUMBER OF                                                        - 0 -
           SHARES
        BENEFICIALLY          6   SHARED VOTING POWER
           OWNED BY               169,840 are directly owned by KPCB IV.
            EACH                  KPCB IV Associates is the general partner
          REPORTING               of KPCB IV.
           PERSON
            WITH              7   SOLE DISPOSITIVE POWER
                                                                          -  0 -

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON

                                                                         169,840

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
       EXCLUDES CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                            1.8%

 12   TYPE OF REPORTING PERSON*
                                                                              PN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 4 of 17 Pages

 1       NAME OF REPORTING PERSON
         SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

              Thomas J. Perkins

 2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3       SEC USE ONLY


 4       CITIZENSHIP OR PLACE OF ORGANIZATION
            United States


                              5   SOLE VOTING POWER                       2,960
          NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV.
           OWNED BY               KPCB IV Associates is the general partner
            EACH                  of KPCB IV.  Mr. Perkins is a general
          REPORTING               partner of KPCB IV Associates.  Mr. Perkins
           PERSON                 disclaims beneficial ownership of the
            WITH                  shares held directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                  2,960

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Perkins is a general partner of KPCB IV Associates. Mr. Perkins disclaims beneficial ownership of the shares held directly by KPCB IV.

 9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                               172,800

 10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
         EXCLUDES CERTAIN SHARES*                                           / /

 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.8%
 12      TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 5 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Frank J. Caufield

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                              5   SOLE VOTING POWER                       7,518
          NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV.
           OWNED BY               KPCB IV Associates is the general partner of
            EACH                  KPCB IV.  Mr. Caufield is a general partner
          REPORTING               of KPCB IV Associates.  Mr. Caufield disclaims
           PERSON                 beneficial ownership of the shares held
            WITH                  directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                  7,518

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Caufield is a general partner of KPCB IV Associates. Mr. Caufield disclaims beneficial ownership of the shares held directly by KPCB IV.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                  177,358

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /

 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.9%
 12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 6 of 17 Pages

 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Brook H. Byers

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States


                              5   SOLE VOTING POWER                          50
          NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV.
           OWNED BY               KPCB IV Associates is the general partner of
            EACH                  KPCB IV. Mr. Byers is a general partner of
          REPORTING               KPCB IV Associates.  Mr. Byers disclaims
           PERSON                 beneficial ownership of the shares held
            WITH                  directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                     50

                              8   SHARED DISPOSITIVE POWER

                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Byers is a general partner of KPCB IV Associates. Mr. Byers disclaims beneficial ownership of the shares held directly by KPCB IV.

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                169,890

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.8%
 12     TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 7 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           L. John Doerr

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                              5   SOLE VOTING POWER                      15,014
          NUMBER OF
           SHARES              6   SHARED VOTING POWER
        BENEFICIALLY               169,840 are directly owned by KPCB IV.
           OWNED BY                KPCB IV Associates is the general partner
            EACH                   of KPCB IV.  Mr. Doerr is a general partner
          REPORTING                of KPCB IV Associates. Mr. Doerr disclaims
           PERSON                  beneficial ownership of the shares held
            WITH                   directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                 15,014

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Doerr is a general partner of KPCB IV Associates. Mr. Doerr disclaims beneficial ownership of the shares held directly by KPCB IV.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                  184,854

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /


 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                            2.0%
 12   TYPE OF REPORTING PERSON*
                                                                              IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 8 of 17 Pages


 1      NAME OF REPORTING PERSON
        SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             E. Floyd Kvamme

 2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3      SEC USE ONLY


 4      CITIZENSHIP OR PLACE OF ORGANIZATION
           United States


                              5   SOLE VOTING POWER                      15,036
          NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV.
           OWNED BY               KPCB IV Associates is the general partner
            EACH                  of KPCB IV.  Mr. Kvamme is a general
          REPORTING               partner of KPCB IV Associates. Mr. Kvamme
           PERSON                 disclaims beneficial ownership of the
            WITH                  shares held directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                 15,036

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Kvamme is a general partner of KPCB IV Associates. Mr. Kvamme disclaims beneficial ownership of the shares held directly by KPCB IV.

 9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
        REPORTING PERSON                                                184,876

 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
        EXCLUDES CERTAIN SHARES*                                            / /

 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           2.0%
 12     TYPE OF REPORTING PERSON*
                                                                             IN


                 * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 9 of 17 Pages

 1  NAME OF REPORTING PERSON
    SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Regis McKenna

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3  SEC USE ONLY


 4  CITIZENSHIP OR PLACE OF ORGANIZATION
       United States


                              5   SOLE VOTING POWER                       7,397
         NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV and
           OWNED BY               121 indirectly held through the RP & DT
            EACH                  McKenna Trust.  KPCB IV Associates is the
          REPORTING               general partner of KPCB IV.  Mr. McKenna is
           PERSON                 a general partner of KPCB IV Associates.
            WITH                  Mr. McKenna disclaims beneficial ownership
                                  of the shares held directly by KPCB IV and the RP & DT McKenna Trust.

                              7   SOLE DISPOSITIVE POWER                  7,397

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV and 121 indirectly held through the RP & DT McKenna Trust. KPCB IV Associates is the general partner of KPCB IV. Mr. McKenna is a general partner of KPCB IV Associates. Mr. McKenna disclaims beneficial ownership of the shares held directly by KPCB IV and the RP & DT McKenna Trust.

 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
    REPORTING PERSON                                                    177,358

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES*                                                / /


11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.9%
12  TYPE OF REPORTING PERSON*
                                                                             IN


                        * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 0007539071                 13G                     Page 10 of 17 Pages

 1    NAME OF REPORTING PERSON
      SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Vinod Khosla

 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a) / /  (b) /X/

 3    SEC USE ONLY


 4    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States


                              5   SOLE VOTING POWER                       - 0 -
          NUMBER OF
           SHARES             6   SHARED VOTING POWER
        BENEFICIALLY              169,840 are directly owned by KPCB IV.
           OWNED BY               KPCB IV Associates is the general partner
            EACH                  of KPCB IV.  Mr. Khosla is a general
          REPORTING               partner of KPCB IV Associates. Mr. Khosla
           PERSON                 disclaims beneficial ownership of the
            WITH                  shares held directly by KPCB IV.

                              7   SOLE DISPOSITIVE POWER                  - 0 -

                              8   SHARED DISPOSITIVE POWER
                                  169,840 are directly owned by KPCB IV.
                                  KPCB IV Associates is the general partner of KPCB IV. Mr. Khosla is a general partner of KPCB IV Associates. Mr. Khosla disclaims beneficial ownership of the shares held directly by KPCB IV.

 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
      REPORTING PERSON                                                  169,840

 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
      EXCLUDES CERTAIN SHARES*                                              / /


 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                           1.8%
 12   TYPE OF REPORTING PERSON*
                                                                             IN


                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER

               Raster Graphics, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               3025 Orchard Parkway
               San Jose, CA 95134

ITEM 2(A)-(C).      NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

               This statement is being filed by KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates are set forth on Exhibit B hereto.

               KPCB IV Associates is general partner to Kleiner Perkins Caufield & Byers IV, a California limited partnership ("KPCB IV"). With respect to KPCB IV Associates and the general partners of KPCB IV Associates, this statement relates only to KPCB IV Associates' indirect, beneficial ownership of shares of Common Stock of Raster Graphics, Inc. (the "Shares"). The Shares have been purchased by KPCB IV, and KPCB IV Associates and the general partners of KPCB IV Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB IV Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB IV Associates listed on Exhibit B hereto, each general partner of whom disclaims beneficial ownership of the Shares.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

               Common Stock
               CUSIP # 0007539071

ITEM 3.        NOT APPLICABLE

ITEM 4.        OWNERSHIP

               Please See Item 5.

ITEM 5.        OWNERSHIP OF MORE THAN FIVE PERCENT OR LESS OF A CLASS.

               This statement is being filed to report the fact that as of the date hereof each reporting person has ceased to be the beneficial owner of more than five percent of the Common Stock of Raster Graphics, Inc.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Not applicable.  Please see Item 5.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

                                   SIGNATURES

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 1998

                              KPCB IV ASSOCIATES, A CALIFORNIA
                              LIMITED PARTNERSHIP


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner


                              THOMAS J. PERKINS
                              FRANK J. CAUFIELD
                              BROOK H. BYERS
                              E. FLOYD KVAMME
                              L. JOHN DOERR
                              REGIS McKENNA
                              VINOD KHOSLA


                              By: /s/ Michael S. Curry
                                  -----------------------------------
                                  Michael S. Curry
                                  Attorney-in-Fact


                              KLEINER PERKINS CAUFIELD & BYERS
                              IV, A CALIFORNIA LIMITED
                              PARTNERSHIP

                              By KPCB IV Associates, a California
                              Limited Partnership, its General Partner


                              By: /s/ Brook H. Byers
                                  -----------------------------------
                                  A General Partner

                                  EXHIBIT INDEX


                                                                   Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                 15

Exhibit B:  List of General Partners of KPCB IV Associates            16

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING


          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 10, 1998, containing the information required by Schedule 13G, for the 169,840 Shares of the Common Stock of Raster Graphics, Inc. held by Kleiner Perkins Caufield & Byers IV, a California Limited Partnership and KPCB Zaibatsu Fund I, L.P., a California Limited Partnership, and, with respect to the general partners, other such holdings as reported therein.

Date:  February 10, 1998           KPCB IV ASSOCIATES, A CALIFORNIA
                                   LIMITED PARTNERSHIP


                                   By: /s/ Brook H. Byers
                                       -----------------------------------
                                       A General Partner


                                   THOMAS J. PERKINS
                                   FRANK J. CAUFIELD
                                   BROOK H. BYERS
                                   E. FLOYD KVAMME
                                   L. JOHN DOERR
                                   REGIS McKENNA
                                   VINOD KHOSLA


                                   By: /s/ Michael S. Curry
                                       -----------------------------------
                                       Michael S. Curry
                                       Attorney-in-Fact


                                   KLEINER PERKINS CAUFIELD & BYERS
                                   IV, A CALIFORNIA LIMITED
                                   PARTNERSHIP

                                   By KPCB IV Associates, a California
                                   Limited Partnership, its General Partner


                                   By: /s/ Brook H. Byers
                                       -----------------------------------
                                       A General Partner

                                    EXHIBIT B

                               GENERAL PARTNERS OF
              KPCB IV ASSOCIATES, A CALIFORNIA LIMITED PARTNERSHIP


          Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and
(c) citizenship.

1.   (a)    Thomas J. Perkins
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

2.   (a)    Frank J. Caufield
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

3.   (a)    Brook H. Byers
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

4.   (a)    E. Floyd Kvamme
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

5.   (a)    L. John Doerr
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen

6.   (a)    Regis McKenna
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen


7.   (a)    Vinod Khosla
     (b)    c/o Kleiner Perkins Caufield & Byers
            2750 Sand Hill Road
            Menlo Park, CA  94025
     (c)    United States Citizen